Exhibit 11.1

RADVIEW SOFTWARE LTD.
CODE OF ETHICS AND BUSINESS CONDUCT

Purpose

The Board of Directors (“Board”) of RadView Software Ltd. (the “Company”) has adopted this Code of Ethics and Business Conduct (“Code”) of the Company.  This Code shall be applicable to all of the Company’s officers, directors and employees.

The purpose of this Code is to codify those standards that the Company believes are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•                  Compliance with applicable governmental laws, rules and regulations;

•                  The prompt internal reporting of violations of this Code; and

•                  Accountability for adherence to this Code.

No provision of this Code, however, is intended to create any right in favor of any third party, including any stockholder, officer, director or employee of the Company or any subsidiary thereof, in the event of a violation of any provision of this Code.

1.             Compliance with Applicable Governmental Laws, Rules and Regulations

The Company’s senior management should encourage and promote compliance by all officers, directors and employees of the Company, its subsidiaries and affiliated entities with the laws, rules and regulations applicable to their businesses and operations.

All employees must respect and obey the laws of the jurisdictions in which we operate. Although not all employees are expected to know all the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.             Honest and Ethical Conduct and Ethical Handling of Conflicts of Interest

Officers, directors and employees should conduct themselves and their activities on behalf of the Company, its subsidiaries and affiliated entities in an honest and ethical manner that complies with this Code.

Employees should report to their immediate supervisors all material facts relating to relationships or financial interests which give rise, directly or indirectly, to an actual or potential conflict of interest. Conflicts of interest may not always be clear-cut, so if questions arise, employees should consult with their supervisors or follow the “Compliance Procedures” set forth in Section 9 of this Code.

Directors and members of senior management should make similar reports to the Audit Committee and the Chief Financial Officer.  Applicable law requires that directors and members of senior management refrain from any action that presents a conflict of interest between any such person’s position in the company and any other position held by him or her, or his or her personal affairs.

In endeavoring to avoid any actual or potential conflicts of interest between their personal and professional relationships, officers, directors and employees should be aware of, and comply with, the following policies:

Holding a Significant Interest in Suppliers, Customers or Competitors

The Company prohibits you (and your immediate family members; namely, spouses and family living in the same household) from having any ownership interest in, or owning property with, any of the Company’s vendors, suppliers, contractors, agencies, customers or competitors (or their respective officers or employees) unless the Company determines that your interest will not conflict with your obligations to the Company.  To determine whether ownership interests create a conflict, employees are required to list their ownership interests in testing software on the attached Exhibit A.  These restrictions do not apply to ownership of stock of a public company if such ownership is less than 1% of the outstanding stock of that company.

Outside Work

The Company prohibits its officers, directors and employees from working for, or conducting any outside business with, its competitors.  To determine whether activities create a conflict, employees are required to list all outside business and ownership interests that relate to testing software on the attached Exhibit A.  The list should include investments and activities involving testing software companies, any of our vendors, suppliers, contractors, agencies or customers.  If your activities change, you are required to update that list and give it to your supervisor who will submit it to the department head for review.  The Company will determine if such activities or investments are consistent with Company policies.

Personal Interest in Transactions

The Company requires that any officer, director or employee who is aware that he or she may have a personal interest in connection with any existing or proposed transaction by the Company (whether or not such personal interest causes an actual conflict of interest), disclose promptly this personal interest, and all related material information or documents. This disclosure should be made, in the case of employees, to their immediate supervisors, and in the case of directors and members of senior management, to the Audit Committee and the Chief Financial Officer. The same disclosure standard applies with respect to a personal interest of a director’s or senior management member’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants, and their spouses, or of any corporation in which he or she or such relative is a 5% or greater shareholder, director or general manager or in which he or she or such relative has the right to appoint at least one director or the general manager.  The existence of a personal interest of a director or senior management member in the transaction may trigger special approval requirements, under applicable law, with respect to the transaction.

3.             Disclosure in SEC Filings and Other Public Communications

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company. If the Chief Executive Officer, the Chief Financial Officer, the Controller, any other person acting as the Company’s principal accounting officer or any persons performing similar functions (each a “Senior Financial Officer”) becomes aware of material information that affects the disclosures made or to be made by the Company in its SEC filings or submissions or other public communications, he or she promptly should bring such information to the attention of the Company personnel responsible for preparing such disclosures.

The Senior Financial Officers should oversee the establishment and management of the Company’s internal controls and disclosure controls and procedures to enable:

•                  The Company’s consolidated financial statements and the notes thereto to present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of and for the period(s) indicated in conformity with accounting principles generally accepted in the United States; and

•                  The Senior Financial Officers to bring to the attention of the Audit Committee any information, of which they are aware, concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.             Competition and Fair Dealing

We are committed to business success through maintenance of high standards of responsibility and ethics and seek to outperform our competition fairly and honestly.  Each officer, director and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, vendors, suppliers, contractors, competitors, agencies and employees.

To ensure objectivity in dealing with the Company’s customers, vendors, suppliers, contractors, competitors and agencies and to avoid the appearance of impropriety, employees and their immediate family members are not permitted to accept personal benefits, solicited or unsolicited, of any kind, including gifts, free services, discounts, loans, lavish entertainment or other special favors.  Each employee should advise his or her supervisor if any person affiliated with the Company repeatedly accepts such personal benefits.

5.             Corporate Opportunities; Use of Corporate Assets

Officers, directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate information or position without the consent of the Company. No officer, director or employee may use corporate property, information or position for improper personal gain, and no officer, director or employee may compete with the Company directly or indirectly. Officers, directors and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises.

Officers, directors and employees may not use corporate assets or funds for any unlawful or improper purpose.  The Company does not authorize and will not condone any payment by an officer, director or employee which is in the nature of a bribe, kickback, or undisclosed commission (or a commission in excess of those required in the ordinary course of business) to a third party for obtaining any business or otherwise bestowing a special favor on the Company or one of its employees.  While certain nominal payments, gifts or favors to administrative personnel, who do not exercise discretionary authority, may be customary, any such payments, gifts or favors must be disclosed to senior management in advance to ensure that it is appropriate.  Records of any such payment, gift or favor must also be maintained.

6.             Confidentiality

Officers, directors and employees will learn, work with, and be entrusted with, confidential information relating to the Company’s operations.  This information is not known outside of the Company or even known to all our employees.  Examples of information that is confidential include financial information, costs, business projections, marketing plans, customers, suppliers, product designs, software code, proprietary technology, trade secrets, sketches, line list, composites, and any information that is marked confidential.  Keeping this information confidential is necessary to ensure our success.  Because this information has substantial value to the Company, all officers, directors and employees must exercise care not to disclose any confidential information even inadvertently (for example, through conversation in elevators or restaurants), to any unauthorized person in or outside the Company.  Employees must ask their supervisors if they are not sure what is considered confidential information and comply with the following policies:

•                  Employees (except within the scope of employment) cannot remove, make or cause to be made any copies of drawings, reports, correspondence or other writings or samples relating to the Company.

•                  Employees cannot use for their own gain or disclose (except within the scope of employment) any trade secrets or other confidential information, data or knowledge relating to the Company.

•                  Employees must surrender all documents, drawings and information to the Company upon the termination of employment or at any time upon request of their supervisor.

•                  Employees’ obligations under this Code shall continue after termination of employment.

7.             Insider Trading

Officers, directors and employees who have access to non-public information regarding the Company or any other entity are not permitted to use or share that information for purposes of trading securities of the Company or such other entity or for any other purpose except the conduct of our business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal.

8.             Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked can be reported.

Business expenses incurred by employees must be authorized and must be documented and recorded accurately. An employee’s supervisor should be consulted if the employee is not sure whether a certain expense is legitimate.

All of the Company’s books, records, accounts and financial statements will be maintained in reasonable detail, will appropriately reflect the Company’s transactions and will conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded funds or assets shall not be maintained.

Business records and communications often become public. Consequently, employees should avoid exaggeration, derogatory remarks, guesswork and inappropriate characterizations of people and companies that could be misunderstood. This applies as well to email. Records should always be retained or destroyed according to the Company’s established record retention policies.

9.             Compliance Procedures

All of us must work to ensure prompt and consistent action against violations of this Code. However, since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•                  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and on the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                  Clarify your responsibility and role. In many situations, there is shared information and responsibility. Are your colleagues informed? It may help to get others involved to discuss the problem.

•                  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and he or she will appreciate being brought into the process. Remember that it is your supervisor’s responsibility to help solve problems.

•                  Utilize the Company’s “open door” policy. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, remember that the Company maintains an “open door” policy so that you may discuss the issue locally with your office manager or Human Resources manager. If that is not appropriate or satisfactory, the Company’s “open door” policy allows you to continue to raise the matter to higher levels of management, including ultimately the Chief Executive Officer and the Board.

10.          Reporting Illegal or Unethical Behavior and Code Violations

It is the policy of the Company to comply with all applicable legal and regulatory requirements, including those relating to accounting, internal accounting controls and auditing matters, and to require its employees to do likewise.  Every employee has the responsibility to assist the Company in meeting these legal and regulatory requirements.  Any employee of the Company who becomes aware of any information concerning any conduct which he or she reasonably believes to constitute an accounting, auditing or internal control irregularity or impropriety or to be in violation of United States federal securities laws, laws regarding mail, wire or bank fraud, the rules and regulations of the SEC, any provision of law relating to fraud against stockholders, the commission or possible commission of a federal offense, violations of the Company’s accounting practices or internal controls, or other concerns regarding questionable accounting or auditing matters, is required to promptly report such information pursuant to the procedure adopted by the Audit Committee of the Company’s Board of Directors.  A copy of the procedure is attached to these Guidelines.

Employees are encouraged to talk to supervisors or other appropriate personnel about observed illegal or unethical behavior or violations of this Code or if they are in doubt about the best course of action in a particular situation.  Employees additionally are expected to cooperate in internal investigations of misconduct.

Senior Financial Officers and directors should report to the Audit Committee (and any other appropriate committee) of the Board any known or suspected violation of this Code by any Senior Financial Officer.

11.          Prohibition Against Discrimination, Harassment and/or Retaliation

Company policy prohibits discrimination, harassment and/or retaliation against any employee who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any matters of legal or regulatory concern.

Any employee who believes that he or she has been the subject of any such prohibited discrimination, harassment and/or retaliation is strongly encouraged to report immediately the facts thereof to such employee’s supervisor or manager, to Human Resources directly, or to the Chief Financial Officer whose contact information is provided in the procedure attached to these Guidelines.

As appropriate, the allegations of discrimination, harassment and/or retaliation will be investigated in as confidential manner as possible, subject to the need to conduct a full and impartial investigation, remedy any violations of the Company’s policies or monitor compliance with the Company’s policies.  The Company prohibits retaliation against any employee who makes a good faith complaint regarding a violation or possible violation of this Code or participates in the Company’s investigation thereof.

In the event that an investigation establishes that an employee has engaged in conduct or action constituting discrimination, harassment and/or retaliation in violation of this policy, the Company will take appropriate corrective action up to and including termination of employment.

12.          Consequences for Non-Adherence to Code Provisions

Each officer, director and employee shall be personally responsible and accountable for his or her adherence to the provisions of this Code.  The Company may impose such sanctions, including dismissal for cause, for violations of this Code as it shall determine, under the circumstances, to be in the best interests of the Company and its stockholders.

Note as to scope and waivers of this Code:

This Code applies to all officers, directors and employees of the Company. It also is intended to constitute the code of ethics for the Company’s senior financial officers pursuant to Item 406 of Regulation S-K of the SEC. Any waiver of this Code for the Company’s executive officers or directors may be made only by the Board of Directors of RadView Software Ltd., and, as required, will be promptly disclosed as required by law or Nasdaq regulation.

Approved by Board of Directors on March 11, 2004.

EXHIBIT A

RADVIEW SOFTWARE LTD.
CODE OF ETHICS AND BUSINESS CONDUCT

COMPLIANCE CERTIFICATE

I have read the attached Code relating to business ethics and conduct, which, among other things, states the policies of RadView prohibiting certain activities deemed illegal, unethical or to be against the best interests of RadView Software Ltd.

I hereby report in the space below any potential conflict of interest conditions including: (1) significant ownership interests in suppliers, customers and competitors; (2) outside work with competitors; and (3) personal interest in existing or proposed transactions by the Company.

If “none”, check here _____.

I accept and agree to the restrictions stated in such Code.  I hereby certify that I have complied with such Code, and to the best of my knowledge, all employees under my direct supervision also have complied with such Code.

DATE:

SIGNATURE:

NAME:

DIVISION: